Exhibit 99.1

Ideanomics completes the acquisition of VIA Motors, targets the fast-growing commercial EV delivery sector.

NEW YORK, Jan 26 2023 /PRNewswire/ -- Ideanomics (NASDAQ: IDEX), a global company focused on accelerating the commercial adoption of electric vehicles (EV), today announced that it has completed its acquisition of VIA Motors (VIA), a U.S. based all-electric commercial vehicle manufacturer.

“Our acquisition of VIA Motors brings significant revenue generation potential to Ideanomics and its shareholders,” says Ideanomics Executive Chairman, Shane McMahon.   “We cannot be more thrilled to welcome VIA to Ideanomics.”

Ideanomics and VIA will begin collaboration to pair VIA’s electric work trucks with Ideanomics Energy’s turnkey charging. As part of this. Ideanomics Energy will become the preferred charging solutions provider for VIA, enabling customers to unleash the full potential of their new VIA work trucks with AC and DC chargers, advanced wireless charging, and containerized charging. Additionally, Ideanomics and VIA will explore potential opportunities to utilize VIA’s VDRIVE® skateboard with non-competing OEMs.

“Together, Ideanomics and VIA will introduce a cost-efficient, integrated EV and charging solution for commercial fleets, which has been sorely lacking in the market,” says Alf Poor, CEO of Ideanomics. “Ideanomics will help VIA move swiftly to ramp up production of their VTRUX® portfolio of class 2 to 5 trucks, vans and proprietary skateboards, and leverage Ideanomics’ turnkey charging and financing solutions to give fleet operators a better way to own and operate VIA electric work trucks faster, easier and more affordably.”

VIA’s value is rooted in its VDRIVE® electric skateboard and VTRUX® modular vehicle portfolio, which has been designed from the ground up to meet the needs of commercial fleet operators and drivers. VIA will offer a full range of fit-for-purpose configurations with its chassis cab including last-mile delivery vans, box and stake trucks, school buses and shuttles and more. BloombergNEF projects that more than 1 million battery-electric light and medium commercial vehicles will be on the road in the U.S. by 2030.

“Closing this transaction marks a great day for all of us. VIA Motors is changing last and mid-mile delivery with innovative and affordable electric commercial vehicles, which we can do even better by leveraging Ideanomics’s charging solutions, and financing,“ says Bob Purcell, CEO VIA Motors. “Ideanomics will provide the resources we need to commence production and deliver great products to our customers.”

VIA will join Ideanomics Mobility, one of the company’s three strategic verticals. VIA CEO Bob Purcell and VIA’s management team, with decades of automotive industry experience and expertise, will continue to lead the company.

Ideanomics and VIA are positioned to move at pace to deliver. Since June of 2021, Ideanomics has provided financing for VIA’s technology research and development, facility expansion, and hiring of additional staff to enable full OEM capabilities. As a result, VIA has secured initial orders and established a co-development partnership with EAVX, a business unit of JB Poindexter & Co., to develop a fully electric class 2b delivery van.

“VIA Motors is one of several EV companies Ideanomics has acquired in recent years. As part of our journey to become the leading partner for electrifying commercial fleets, Ideanomics targeted undervalued EV and charging companies with strong management teams, differentiated products and technology, and the potential for significant revenue generation,” says McMahon.

As part of Ideanomics, Energica, Solectrac, US Hybrid and WAVE have been transformed from promising startups to leading companies in their respective market segments; Ideanomics’ objective is to create the same success at VIA.

Ideanomics

TRANSFORMING PROMISING STARTUPS TO LEADING COMPANIES

energica

- More models, more than doubled production capacity and created a global certified dealer network
- Energica Inside is partnering with other OEMs to electrify their product offerings
- Energica is outperforming competitors in terms of sales, distribution capabilities, and product offerings

WAVE

by Ideanomics

- Industry leader in wireless charging for commercial fleets
- Enhanced production and assembly capabilities
- Expanded technology partnerships with OEMs

SOLECTRAC

by Ideanomics

- Tripled production capacity
- The only electric tractor company with a national U.S. dealer network
- Developing new models featuring technology from Energica and design from Ideanomics Design

US HYBRiD

by Ideanomics

- Expanded production capacity
- Development of proprietary technology for high-value market segments
- Enhanced sales and marketing capabilities

With VIA Motors, Ideanomics rounds out its offering as a customer-centric EV and charging solutions provider committed to making the transition to commercial electric fleets fast, affordable and easy.  The company’s subsidiaries, managed through Ideanomics’ three verticals (Ideanomics Mobility, Ideanomics Energy and Ideanomics Capital), provide turnkey commercial electrification solutions for customers, no matter where they are on their electrification journey. With a deep bench of industry experts, Ideanomics provides customers with end-to-end EV and charging support to ensure customers are equipped with the right solutions for their unique needs.

* Register here to attend a live digital event hosted by Ideanomics and VIA Motors on Monday, January 30, 2023, at 8:30 AM E.T.

About Ideanomics

Ideanomics is a global group with a simple mission: accelerating the commercial adoption of electric vehicles. By bringing together vehicles, charging and financing solutions under one roof, we are the one-stop partner needed to simplify the transition to and operation of any EV fleet. To keep up with Ideanomics, please follow the company on social @ideanomicshq or visit https://ideanomics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing for the filing of the Form 10-K, the Company's ability to regain compliance with the Nasdaq requirements for continued listing and related matters. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions that involve known and unknown risks and uncertainties. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, risks and uncertainties relating to the failure of the Company to file the Form 10-K on its expected timeline and other risk factors discussed from time to time in the Company's filings with the SEC. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, without limitation, the Company's most recent Form 10-K and Form 10-Q. The Company expressly disclaims any intent or obligation to update these forward-looking statements other than as required by law.

Contacts:

Ideanomics, Inc.
Tony Sklar, SVP of Investor Relations
1441 Broadway, Suite 5116, New York, NY 10018
ir@ideanomics.com

Theodore Rolfvondenbaumen, Communications Director
Trolfvondenbaumen@ideanomics.com